Exhibit 23.8

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UnitedGlobalCom, Inc. 2003 Equity Incentive Plan, the UnitedGlobalCom, Inc. 1993 Stock Option Plan, the UnitedGlobalCom, Inc. Stock Option Plan for Non-Employee Directors (effective June 1, 1993), the UnitedGlobalCom, Inc. Stock Option Plan for Non-Employee Directors (effective March 20, 1998), and the Liberty Media International, Inc. Transitional Stock Adjustment Plan, of our report dated May 6, 2005, with respect to the combined financial statements of NTL Ireland for the year ended December 31, 2004, included in its Current Report (Form 8-K) dated June 15, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland
August 31, 2005